Exhibit 10.2

THE ALLSTATE CORPORATION

ANNUAL EXECUTIVE INCENTIVE PLAN

1.    Purposes.
The purpose of the Plan is to enhance the Company's ability to attract and retain highly qualified executives, link compensation with the Company's annual financial and operating goals, and provide such executives with cash incentives to link the success of the Company and its Subsidiaries with compensation. The Plan is intended to permit the granting of Awards that will constitute "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.
2.    Definitions.
The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:
a. "Award" means the cash amount payable to a Participant for a Fiscal Year subject to the terms of the Plan.
b. "Board" means the Board of Directors of The Allstate Corporation.
c. "Business Unit" means any operating unit of The Allstate Corporation or any of its Subsidiaries, including but not limited to, the property and casualty business, the life business, the investments business, or the international business.
d. "Code" means the Internal Revenue Code of 1986, as amended.
e. "Committee" means the committee designated pursuant to Section 3 that administers the Plan.
f. "Company" means The Allstate Corporation.
g. "Covered Employee" shall mean each employee of the Company or a Subsidiary who is a “covered employee” (as defined in Section 162(m) of the Code) for the applicable Fiscal Year, and any other employee designated by the Committee, in its sole discretion.
h. "Fiscal Year" means the calendar year.
i. "Participant" means each employee of the Company or a Subsidiary who is selected by the Committee to be a participant in the Plan.
j. "Performance Measures" means one or more of the following measures of performance: sales; revenues; premiums; financial product sales; earnings per share; stockholder return or value; funds from operations; operating income; gross income; net income; combined ratio; underwriting income; cash flow; return on equity; return on capital; return on assets; values of assets; market share; net earnings; earnings before interest; operating ratios; stock price; customer satisfaction; customer retention; customer loyalty; strategic business criteria based on meeting specified revenue goals, market penetration goals, investment performance goals, business expansion goals or cost targets; accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; profit returns and margins; financial return ratios; market performance; or risk-based capital goals or returns. Performance Measures may be based solely on a corporate, Subsidiary, Business Unit or other grouping basis, or a combination thereof. Performance Measures may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.
k. "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
l. "Plan" means the Annual Executive Incentive Plan, as may be amended from time to time.
m. "Qualified Performance-Based Award" means any Award or portion of an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code.
n. "Retirement" unless otherwise provided by the Committee, means the date on which a Participant terminates employment with the Company and all Subsidiaries, if such termination occurs on or after the date the Participant attains age fifty-five (55) with ten (10) years of service, or age sixty (60) with five (5) years of service.

o. "Section 16 Officer" means any Participant who is an "officer" of the Company or a Subsidiary as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

p. "Subsidiary" means any corporation, business trust, limited liability company, or partnership with respect to which the Company owns, directly or indirectly, (a) more than 50% of the equity interests or partnership interests or (b) Voting Securities representing more than 50% of the aggregate Voting Power of the then-outstanding Voting Securities.

q. “Voting Power” means the combined voting power of the then-outstanding Voting Securities entitled to vote generally in the election of directors.

r. “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.
3.    Administration of the Plan.
a. The Plan shall be administered by the Compensation and Succession Committee of the Board or such other committee as the Board shall select. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

b. The Committee shall have the authority to make all determinations it deems necessary or advisable for the administration of the Plan, including, without limitation, (i) selection of Participants, (ii) interpretation of the terms of the Plan, (iii) subject to the limitations set forth herein, determination of the timing and amount of Awards made to each Participant, (iv) selection of Performance Measures and other material terms applicable to Awards, and (v) certification that the performance goals and any other material terms of Qualified Performance-Based Awards were satisfied. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, the Participants, and their estates and beneficiaries.

4.	Awards.
a. In General. Awards under the Plan shall consist of annual incentive awards payable in cash. All employees of the Company and its Subsidiaries are eligible to be selected to be Participants. The Committee will select the employees who will receive Awards. Only employees who are selected by the Committee to receive Awards shall be Participants in the Plan.
b. Qualified Performance-Based Awards. With respect to Qualified Performance-Based Awards, the Committee shall establish one or more written performance goals within ninety (90) days after the beginning of the Fiscal Year (or, if the service period relating to the Award is less than a full year, within the first twenty-five percent (25%) of such service period), and while the outcome of the performance goals is substantially uncertain. Such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of the Award payable (before any reduction by the Committee pursuant to the terms of the Plan) to each Covered Employee if the goals are attained. The performance goals shall be based on one or more Performance Measures selected by the Committee and may be expressed in terms of an incentive pool in which one or more Covered Employees participate or as separate formulas or standards for the Covered Employees; provided, however, that in all cases the performance goals shall be expressed in a manner so that a third party having knowledge of the relevant performance results could calculate the amounts to be paid to the Covered Employees. As soon as practicable after the end of the Fiscal Year (but in all events prior to payment of any Covered Employee's Award), the Committee shall certify in writing prior to payment of any Award that the performance goals and any other material terms were satisfied. The Committee may condition payment of each Covered Employee's Award upon the satisfaction of such additional objective or subjective goals or standards as the Committee shall determine to be appropriate, in its sole discretion; provided, however, that such authority to condition payment upon the satisfaction of additional objective or subjective goals or standards shall not be deemed to give the Committee the discretion to increase the amount otherwise payable upon attainment of the preestablished performance goals. The Committee shall retain the discretion to reduce the amount of any Award that would otherwise be payable to a Covered Employee, including a reduction in such amount to zero, based on the degree of achievement of such additional goals or standards or such other factors as the Committee may determine in its sole discretion; provided, however, that in no event shall the exercise of such negative discretion with respect to a Covered Employee's Award result in an increase in the amount payable to another Covered Employee. The maximum amount that may be paid to any one Covered Employee pursuant to a Qualified-Performance-Based Award for any Fiscal Year shall be $10,000,000.
c. Awards other than Qualified Performance-Based Awards. Awards provided under the Plan that are not intended to be Qualified Performance-Based Awards shall be based on terms and conditions established by the Committee in its sole discretion. Such Awards may, but need not, be expressed as an incentive pool and may be based upon attainment of Performance Measures or such other measures or goals as the Committee may designate. The Committee may condition payment of such an Award upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole discretion, and shall retain the discretion to increase or reduce the amount of any Award that would otherwise be payable to a Participant, including a reduction in such amount to zero.
5.    Payment of Awards.
a. Unless the Committee or a Participant elects to defer payment of Awards, Awards under the Plan shall be paid to Participants as soon as practicable after (i) in the case of Qualified Performance-Based Awards, the completion of the audit for the Fiscal Year to which performance relates and after the Committee certifies that the applicable Performance Measures and any other material terms were in fact satisfied, and (ii) in the case of Awards other than Qualified Performance-Based Awards, the end of the Fiscal Year to which performance relates; provided, however, that, unless deferred, neither type of Award shall be paid after March 15 of the year following the Fiscal Year to which performance relates. The Committee may elect, in its sole discretion and without Participant consent, to defer the payment of all or part of one or more Awards provided it establishes the terms of such deferred payment in a manner that does not cause an amount to be subject to taxation under Section 409A of the Code. Participants may also be permitted to elect to defer payment of all or part of one or more Awards. Any such deferred Awards shall be paid in accordance with the terms and conditions of the applicable deferred compensation arrangement.
b. Awards shall be paid in cash, less required withholding.
c. To be entitled to receive payment of an Award earned pursuant to the terms of the Plan, except as provided in Section 5.e. below, a Participant must remain actively employed by the Company or a Subsidiary through the end of the Fiscal Year to which performance relates (or through such later date as may be specified by the Committee); provided, however, that Awards shall in all events remain subject to the Committee's discretion to reduce or eliminate Awards in its discretion.
d. Failure to satisfy the employment condition set forth in Section 5.c. shall result in forfeiture of any Award that otherwise would have been earned.
e. If a Participant's employment terminates due to the Participant's death, Retirement or disability prior to satisfaction of the employment condition set forth in Section 5.c., and the Committee has not reduced such Participant's Award to zero, the Participant's Award, which shall be based on actual performance through the end of the Fiscal Year, will be prorated based on the number of half months the Participant was employed and eligible to be a Participant during the Fiscal Year. The Committee shall determine in its sole discretion whether a Participant's termination constitutes Retirement or is due to disability.

f. Prorated Awards will be paid at the same time as other Awards for the applicable Fiscal Year.
g. For Awards paid prior to March 15, 2020, in the event of a restatement of the Company's financial results to correct a material error or inaccuracy resulting in whole or in part from the fraud or intentional misconduct of a Section 16 Officer, as determined by the Board or a committee thereof, the Board or the Committee (i) will review or cause to be reviewed all Awards paid to the Section 16 Officer pursuant to the Plan on the basis of having met or exceeded Performance Measures(s) or other measures or goals for Fiscal Years beginning after December 31, 2008 to the extent the Awards relate, in whole or in part, to the periods with respect to which the financial statements are restated and, if a lesser Award or Awards would have been paid to the Section 16 Officer based upon the restated financial results, the Board or the Committee shall have the authority, to the extent permitted by applicable law, to recover or cause to be recovered for the benefit of the Company the amount by which such Section 16 Officer's Award(s) for the restated period(s) exceeded such lesser Award or Awards, plus a reasonable rate of interest and (ii) in addition to the foregoing, to the extent permitted by applicable law, may take or cause to be taken for the benefit of the Company such additional action(s) deemed by the Board or Committee to be appropriate including, without limitation, cancellation of such Section 16 Officer's outstanding Award opportunities and recovery (in whole or in part) of any additional amounts relating to prior Awards paid to such Section 16 Officer under the Plan.
Awards paid on or after March 15, 2020, will be subject to The Allstate Corporation Clawback Policy adopted by the Committee as it may be amended from time to time.
h. While employed and for the one year period starting on the date of termination of employment, any Participant who has received an Award under the Plan shall not, directly or indirectly:
(i)    other than in connection with the good-faith performance of his or her duties as an employee of the Company or any Subsidiary, encourage any employee or agent of the Company or Subsidiary to terminate his or her relationship with the Company or Subsidiary;
(ii)    employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any employee or agent of the Company or Subsidiary (other than by the Company or its Subsidiaries), or cause or encourage any Person to do any of the foregoing;
(iii) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or its Subsidiaries that would interfere with the relationship between the Company or its Subsidiaries and the employee or agent; or
(iv)     interfere with the relationship of the Company or its Subsidiaries with, or endeavor to entice away from the Company or its Subsidiaries, any Person who or which at any time since the Participant’s hire date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company or its Subsidiaries.
If a Participant violates any of the nonsolicitation provisions set forth above, to the extent permitted by applicable law, the Board or the Committee may, for the benefit of the Company, cancel or cause to be cancelled (in whole or in part) any of the Participant’s outstanding Award opportunities and/or recover or cause to be recovered (in whole or in part) any prior Awards paid to the Participant under the Plan on or after the date that is one year prior to the date on which the Participant first violated the nonsolicitation provision(s).
i. Nothing contained in Sections 5.g. or 5.h. shall be deemed to (i) limit any additional legal or equitable rights or remedies the Company may have under applicable law with respect to any Participant who may have caused or contributed to the Company's need to restate its financial results or who may have violated any such non-solicitation provisions in the Plan or in any other plan, policy, agreement or arrangement or (ii) affect any other non-solicitation or other restrictive covenants to which a Participant is subject. If any of the covenants contained in Section 5.g. and 5.h. or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

6.    Miscellaneous.
a. All amounts payable hereunder shall be payable only to the Participant, or if the event of the Participant’s death, the Participant’s spouse or, if no spouse exists to the Participant’s estate. The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution.
b. No individual shall have any claim or right to be a Participant in the Plan at any time or, having received an Award in one Fiscal Year, to receive an Award in another Fiscal Year, and any individual's participation in the Plan may be terminated at any time with or without notice, cause or regard to past practices.
c. Neither the Plan nor any action hereunder shall confer on any person any right to remain in the employ of the Company or any of its Subsidiaries or shall affect an employee's compensation not arising under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or any Subsidiary to dismiss or discharge any employee at any time.
d. The Company and its Subsidiaries shall have the right to deduct from any Award, prior to payment, the amount of any taxes required to be withheld by any federal, state or local government with respect to such payments.
e. The Committee may rely upon any information supplied to it by any officer of the Company or any Subsidiary or by any independent accountant for the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.
f. All expenses and costs in connection with the administration of the Plan shall be borne by the Company.
g. The Plan and any agreements entered into thereunder shall be governed by and construed in accordance with the laws of the state of Illinois. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).
h. Awards under the Plan are intended to be exempt from Code Section 409A under the short-term deferral rules and the Plan shall be administered and interpreted accordingly. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Award may constitute deferred compensation subject to Code Section 409A, the Committee may take any actions necessary to preserve the intended tax treatment of the benefits provided with respect to the Award.  To the extent a Participant is entitled to an Award that constitutes deferred compensation subject to Code Section 409A upon the Participant’s separation from service from the Company, and the Participant is deemed at the time of such separation from service to be a “specified employee” under Code Section 409A, then payment of such Award shall not be paid or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Participant’s separation from service with the Company; or (ii) the date of the Participant’s death following such separation from service.
i. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.
7.    Amendment or Termination of the Plan.
The Board may at any time and from time to time, suspend, terminate, modify or amend the Plan; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of Qualified Performance-Based Awards as performance-based compensation pursuant to Section 162(m) of the Code and regulations promulgated thereunder shall be made without such stockholder approval.
8.    Effective Date.
On February 19, 2014, the Plan was amended and restated effective upon approval of the material terms of the Plan by the Company's stockholders at the Company's 2014 annual stockholders meeting and shall thereafter remain in effect as provided herein. The Plan was further amended and restated on February 19, 2020.

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